Exhibit 99.1
Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Bank Announces Branch Acquisitions to Enhance Pacific Northwest Franchise

Walla Walla, WA – February 19, 2014 – Banner Corporation (NASDAQ: BANR), the parent company of Banner Bank and Islanders Bank, today announced that Banner Bank has entered into an agreement for the acquisition of six branches in Oregon from Sterling Savings Bank together with approximately $226 million in deposits and $95 million in loans.  Five of the six branches are located in Coos County, Oregon and the sixth branch is located in Douglas County.

“This transaction presents a unique opportunity for Banner to expand our Pacific Northwest franchise, specifically in Oregon, through an existing presence with a significant market share,” said Mark Grescovich, Banner Bank President and Chief Executive Officer.  “The acquired branches collectively will capture a 28% share of the Coos County market.  We are pleased to have this opportunity to welcome new clients and employees to the Banner Bank family.  At Banner, we strive to provide great financial services to our clients and believe our new colleagues and clients will soon come to realize that Banner is a special place to work and bank.”  An independent global research firm recently recognized Banner for the second consecutive year with the highest ranking in retail banking customer satisfaction in the Northwest Region.

The purchase of the branches is subject to consummation of the previously announced merger between Sterling Financial Corporation, the parent of Sterling Savings Bank, and Umpqua Holdings Corporation, regulatory approval and the satisfaction of customary closing conditions and is expected to be completed in June 2014.  Additional details concerning the branch acquisitions will be available on a Form 8-K filing later today.

About the Company

Banner Corporation is a $4.39 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Banner Corporation’s expectations of results or any change in events.